Exhibit 10.1

Transaction

Date:	07 September, 2007

To:	Infinity Property & Casualty Corporation
3700 Colonnade Parkway
Birmingham, Alabama 35243
	Attention:	Roger Smith, Executive Vice President, CFO, Treasurer
Samuel J. Simon, Executive Vice President, General Counsel, Secretary

From:	Lehman Brothers, Inc. acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Andrew Yare - Transaction Management Group
	Facsimile:	646-885-9546 (United States of America)
	Telephone:	212-526-9986

Ref. Numbers:	Global Deal ID: 3331073

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of this Transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and Infinity Property & Casualty Corporation (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf both Party A and Lehman Brothers Inc. (“LBI”). Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of this Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of this Transaction. In the event of any inconsistency between the provisions of that agreement, or the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern. This Transaction shall constitute a Share Forward Transaction for the purposes of the Equity Definitions and shall be the only Transaction under the Agreement.

The terms of this Transaction to which this Confirmation relates are as follows:

Agent:	LBI is acting as agent on behalf of Party A and Party B for this Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of this Transaction by either party.

Trade Date:	September 7, 2007 (which shall also be the Trade Date for the Related Confirmation)

Buyer:	Party B

Seller:	Party A

Shares:	Common stock of Infinity Property & Casualty Corporation (the “Issuer”) Ticker Symbol: (“IPCC”)

Number of Shares:	As specified in Schedule A.

Initial Share Purchase:	On the Initial Purchase Settlement Date, Party A shall deliver to Party B the Number of Shares and Party B will pay to Party A an amount equal to the product of the Number of Shares multiplied by the Initial Purchase Price (the “Initial Share Purchase Amount”).

Initial Purchase Price:	As specified in Schedule A.

Initial Purchase Settlement Date:	The Trade Date.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Transaction Fee:	Party B shall pay to Party A a Transaction Fee, as specified in Schedule A.

Valuation:
Trading Period:	The period of consecutive Scheduled Trading Days from and including the first Scheduled Trading Day following the Hedge Period End Date (as such term is defined in the Related Confirmation (defined below)) to, and including, the Maximum Maturity Date, as specified in Schedule A; provided that, Party A may designate any Scheduled Trading Day on or after the Minimum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period. Party A shall notify Party B of any designation made pursuant to this provision on the Scheduled Trading Day immediately following such designated day; provided further that such designated day is also designated as the last day of the Trading Period under the transaction (Global Deal ID: 3331091) (the “Related Confirmation”) entered into between Party A and Party B concurrently with this Transaction.

Trading Day:	Any Scheduled Trading Day that is not a Disrupted Day.

Market Disruption Event:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) and clause (iii) in their entirety with “(ii) an Exchange Disruption, which the Calculation Agent determines is material, (iii) an Early Closure, (iv) a Regulatory Disruption or (v) a Liquidity Event.”

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Party A determines in its commercially reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Party A to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction.

Liquidity Event:	A “Liquidity Event” shall occur if on any day the trading volume or liquidity of trading in the Shares is materially reduced from levels prevailing on the Trade Date and the Calculation Agent determines in its commercially reasonable discretion that as a result it would be appropriate to treat such day as a Disrupted Day or a partially Disrupted Day.

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Trading Period, the Calculation Agent may postpone the Minimum Maturity Date and the Maximum Maturity Date. If any Disrupted Day occurs during the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Settlement Price, if such Disrupted Date occurs during the Trading Period, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, and the Settlement Price, if such Disrupted Date occurs during the Trading Period, shall be determined by the Calculation Agent using an appropriately weighted average of the 10b-18 VWAPs for all Scheduled Trading Days in the Trading Period instead of an arithmetic average; provided, however, that if the 10b-18 eligible transactions in the Shares on any Disrupted Day in part do not constitute at least 50% of the ADTV, such Disrupted Day shall constitute a Disrupted Day in whole.

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Applicable; provided that references in the Equity Definitions to “Physical Settlement” shall be deemed to be references to “Net Share Settlement” as defined herein.

Electing Party:	Party B

Settlement Method Election Date:	Three Scheduled Trading Days prior to the Minimum Maturity Date.

Default Settlement Method:	Net Share Settlement

Cash Settlement Terms:

Cash Settlement:	If Party B elects Cash Settlement pursuant to “Settlement Method Election” above, Cash Settlement shall be Applicable and Section 8.4(a) of the Equity Definitions shall govern and be applicable to this Transaction.

Settlement Currency:	USD

Settlement Price:	The amount equal to the difference of (i) the arithmetic average of the 10b-18 VWAPs for all Scheduled Trading Days in the Trading Period minus (ii) the Discount, as specified in Schedule A.

10b-18 VWAP:	For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, the successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent. Party B acknowledges that the Calculation Agent may refer to the Bloomberg Page “IPCC <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Forward Cash Settlement Amount:	Notwithstanding anything contained in Section 8.5 of the Equity Definitions, the Forward Cash Settlement Amount, as determined by the Calculation Agent, shall be equal to (a) the Initial Share Purchase Amount minus (b) the product of (i) the Number of Shares and (ii) the Settlement Price.

Cash Settlement Payment Date:	Three Currency Business Days after the Valuation Date.

Net Share Settlement Terms:

Net Share Settlement:	If Party B elects Net Share Settlement under the Settlement Method Election and the Forward Cash Settlement Amount is (i) a positive number, “Net Share Settlement by Party A” below shall apply, or (ii) a negative number, “Net Share Settlement by Party B” below shall apply. For the avoidance of doubt, any Shares delivered hereunder shall be free and clear of any lien, charge, claim or encumbrance.

Net Share Settlement By Party A:	On a day that is three Scheduled Trading Days after the completion of the Net Share Settlement Period (the “Refund Share Settlement Date”) Party A shall deliver a number of Shares to Party B (the “Refund Shares”) equal to the Forward Cash Settlement Amount divided by the volume weighted average price at which Party A purchased the Refund Shares. No fractional Shares shall be delivered in connection with Net Share Settlement by Party A, and the value of any fractional Share otherwise deliverable shall be paid in cash to Party B on the Refund Share Settlement Date (such value to be determined by multiplying such fractional Share by the volume weighted average price at which Party A purchased the Refund Shares).

Net Share Settlement Period:	The period during which Party A makes purchases of the Refund Shares, commencing on the Scheduled Trading Day immediately following the Trading Period and ending on the Scheduled Trading Day on which Party A completes its purchases of the Refund Shares.

Net Share Settlement Price:	The closing price per Share as quoted by the Exchange at the Valuation Time on the Valuation Date.

Net Share Settlement by Party B:	Party B shall deliver an initial number of Shares on the Settlement Date as determined by the following formula (the “Net Settlement Shares”):
s
p

Where,

s = the absolute value of the Forward Cash Settlement Amount; and

p = the Net Share Settlement Price

provided, however, that if the Net Settlement Shares delivered under a Net Share Settlement election (and any Make-Whole Shares, as such term is defined below) are not Free Shares or if the parties have not entered into an Underwriting Agreement, p shall be the price determined by Party A in a commercially reasonable manner. No fractional Shares shall be delivered in connection with Net Share Settlement by Party B, and the value of any fractional Share otherwise deliverable shall be rounded up to the nearest whole share.

Party B has the right to elect that the Net Settlement Shares (and any Make-Whole Shares) shall be (i) fully registered, freely tradable and free and clear of any lien, charge, claim or other encumbrance (“Free Shares”) with such election being conditional upon the agreement between Party B and Party A of reasonable and customary underwriting terms including but not limited to indemnification and contribution and due diligence (the “Underwriting Agreement”), or (ii) unregistered Shares (“Restricted Shares”).

On the Valuation Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the sale of the Net Settlement Shares by Party A, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds (net of any brokerage and underwriting commissions and fees, including any customary private placement fees in the case of Restricted Shares) received by Party A upon the sale of the Net Settlement Shares. If following the sale of some but not all of the Net Settlement Shares the Settlement Balance has been reduced to zero, no additional Net Settlement Shares shall be sold and Party A shall redeliver to Party B any remaining Net Settlement Shares. If following the sale of the Net Settlement Shares the Settlement Balance has not been reduced to zero, then Party B shall promptly deliver to Party A an additional number of Shares (the “Make-Whole Shares”) equal to (x) the Settlement Balance as of such date divided by (y) the closing price per Share on the Exchange, as determined by the Calculation Agent, on the Exchange Business Day immediately preceding the date such Shares are delivered, or, if the Make-Whole Shares are not Free Shares or if the parties have not entered into an Underwriting Agreement with respect to such Make-Whole Shares, the price determined by Party A in a commercially reasonable manner (the “Make-Whole Price”) or (ii) promptly deliver to Party A cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until the Settlement Balance is reduced to zero.

Adjustment Payment:	On the Initial Purchase Settlement Date Party B shall pay to Party A as a price adjustment an amount equal to the Adjustment Payment, as specified in Schedule A.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that adjustments may be made to account for changes in volatility and liquidity relative to the relevant Share.

Extraordinary Events:

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the fifth line thereof with the word “Shares”.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment; provided however that no adjustment will be made pursuant to Section 12.2 of the Equity Definitions to account for changes in expected dividends or stock loan rate relevant to the Shares or to the Transaction.

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Modified Calculation Agent Adjustment; provided however that no adjustment will be made pursuant to Section 12.2 of the Equity Definitions to account for changes in expected dividends or stock loan rate relevant to the Shares or to the Transaction.

Tender Offer:	Applicable

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “greater than 20% and less than 100% of the outstanding Shares of the Issuer”.

The definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment; provided however that no adjustment will be made pursuant to Section 12.3 of the Equity Definitions to account for changes in expected dividends or stock loan rate relevant to the Shares or to the Transaction.

Share-for-Other:	Modified Calculation Agent Adjustment; provided however that no adjustment will be made pursuant to Section 12.3 of the Equity Definitions to account for changes in expected dividends or stock loan rate relevant to the Shares or to the Transaction.

Share-for-Combined:	Modified Calculation Agent Adjustment; provided however that no adjustment will be made pursuant to Section 12.3 of the Equity Definitions to account for changes in expected dividends or stock loan rate relevant to the Shares or to the Transaction.

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to this Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of this Transaction (including without limitation any change in volatility or liquidity relevant to the Shares or to this Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of this Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date.”

Insolvency Filing:

Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate this Transaction, the Calculation Agent may adjust the terms of this Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable Section 12.9(a)(vii) and Section 12.9(b)(iv) of the Equity Definitions are amended by deleting all references to “a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Minimum Stock Loan Rate.” For greater certainty, the Stock Collateral Rate will be deemed to be greater than the Minimum Stock Loan Rate if the spread below the applicable floating rate decreases; provided, however, that Loss of Stock shall not constitute an Additional Disruption Event so long as Party B agrees to pay Party A the amount by which the Minimum Stock Loan Rate exceeds the Stock Collateral Rate.

“Stock Collateral Rate” means the rate of return on collateral posted in connection with any Shares borrowed in connection with this Transaction, net of any costs or fees (including, for greater certainty, any lender’s borrow fees).

For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Party A’s short position in respect of this Transaction.

Minimum Stock Loan Rate:	FED-FUNDS minus 200 basis points

Increased Cost of Stock Borrow:

Applicable

Section 12.9(a)(viii) of the Equity Definitions shall be deleted in its entirety and replaced with the following:

“Increased Cost of Stock Borrow” means that the Hedging Party would earn a Stock Collateral Rate that is less than the Initial Stock Loan Rate. For greater certainty, the Stock Collateral Rate will be deemed to be less than the Initial Stock Loan Rate if the spread below the applicable floating rate increases.

Section 12.9 (b)(v) of the Equity Definitions is amended by deleting all references to “a rate equal to or less than the Initial Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Initial Stock Loan Rate”.

Initial Stock Loan Rate:	FED-FUNDS minus 25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

FED-FUNDS:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Party A shall be the Hedging Party in connection with all Extraordinary Events

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events

Potential Adjustment Event:	Notwithstanding Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations, Warranties and Agreements of Party B:

In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) (i) It is not entering into this Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its obligations under this Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of this Transaction; (ii) it is authorized to enter into this Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iii) it has consulted with its legal advisor(s) and has reached its own conclusions about this Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from this Transaction; and (iv) it has concluded that this Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from this Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with this Transaction.

(c) At the time of entering into this Transaction and on any day on which Party B instructs Party A to purchase Shares with respect to this Transaction, Party B is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to this Transaction.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Party B.

(d) Each of its required filings under the Securities Exchange Act of 1934, as amended have been filed and that, as of the respective dates thereof, when taken as a whole (with the most recent reports deemed to amend inconsistent statements contained in earlier reports) there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(e) Party B has not entered into any obligation that would contractually limit it from effecting Cash Settlement or Net Share Settlement under this Transaction and it agrees not to enter into any such obligation during the term of this Transaction.

(f) Party B agrees that any registration statement (“Registration Statement”) it files pursuant to Rule 415 under the Securities Act of 1933, as amended, for purposes of Net Share Settlement, at the time the same becomes effective, taken as a whole will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein, in light of the circumstances in which they were made, not misleading. Party B represents that any prospectus delivered to Party A in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) taken as a whole will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) If Party B purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Party B.

(h) It is not, and, after giving effect to this Transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Additional Representations, Warranties and Agreements of Party A and Party B:

In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, each of Party A and Party B further represents and warrants (as to itself only) and agrees that:

(a) It is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(b) It is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

Additional Termination Events:	Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Party B shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (A) in an amount greater than USD 0.09 for 2007 per Share per quarter or USD 0.10 per Share per quarter for any period thereafter (quarterly dividends in such amounts, “Regular Quarterly Dividend”) or (B) with an ex-dividend date five Exchange Business Days prior to the expected ex-dividend date for such Regular Quarterly Dividend (currently expected to occur on November 28, 2007 and March 19, 2008), (ii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent.

Regulatory Provisions:

(a) Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

(b) The Agent will furnish Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction evidenced hereby.

Additional Provisions:

If Party B elects for Net Share Settlement to apply, Party B may deliver Free Shares in respect of its settlement obligations only if the following conditions have been satisfied (the “Registration Provisions”):

(i) A registration statement (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act of 1933) covering public resale of any Shares (including any Make-Whole Shares) delivered by Party B under a Net Share Settlement election (“Settlement Shares”) by Party A shall have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) no later than one Scheduled Trading Day prior to the Valuation Date and such Registration Statement continues to be in effect at all times to and including the date that Party A or it’s affiliate(s) has fully and finally sold any Settlement Shares hereunder.

(ii) The representations under “Additional Representations, Warranties and Agreements of Party B” above are true and correct as of each date that Party A sells any Settlement Shares pursuant to the Registration Statement.

(iii) Party A at its own cost and expense shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Party B customary in scope for transactions pursuant to which Party A acts as an underwriter of equity securities.

(iv) As of the Valuation Date, an Underwriting Agreement shall have been entered into with Party A in connection with the public resale of the Settlement Shares by Party A.

Notwithstanding the foregoing, if Party B elects for Net Share Settlement to apply and Party B delivers Restricted Shares in respect of its settlement obligation, Party A shall attempt to sell the Settlement Shares, if any, pursuant to an exemption from registration under the Securities Act by soliciting bids from interested parties in a manner exempt from registration and, in such case, the Settlement Price shall be equal to the price determined by Party A in a commercially reasonable manner. Also, Party B acknowledges and agrees that if it issues Settlement Shares to Party A which are Restricted Shares, the number of Shares to be delivered could be greater than the number of Free Shares that would need to be delivered based on the valuation of such Shares.

Solvency:	As of the Trade Date, the Minimum Share Delivery Date and the Settlement Date, Party B represents,

warrants and agrees that Party B is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)) and Party B would be able to purchase the Maximum Shares in compliance with the laws of the jurisdiction of Party B’s incorporation.

Maximum Number of Shares:	The number of Shares that may be issued at settlement by Party B (including, without limitation, any Make-Whole Shares) will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. If the number of Shares to be issued at settlement by Party B exceeds the limit in the first sentence of this provision, Party B will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder. In any event, the number of Shares issuable by Party B at settlement shall not exceed 3,832,398 Shares.

Company Purchases:	Without the prior written consent of Party A and except for purchases which are not solicited by or on behalf of Party B, its affiliates or affiliated purchasers (each as defined in Rule 10b-18), Party B shall not purchase, and shall cause its affiliates or affiliated purchasers not to directly or indirectly purchase any Shares (or any security convertible into or exchangeable for Shares) except through Party A during the Trading Period and thereafter until all payments or deliveries hereunder have been made; provided, however, that purchases of any Shares effected by or for either (a) an issuer plan of Party B by an agent independent of Party B that satisfy the requirements of Section 10b-18(a)(13)(ii) or (b) any director of Party B who is not also an executive officer of Party B shall not be subject to the restrictions set forth herein.

Regulation M:

Party B represents that as of the Trade Date it is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”).

Party B agrees that during the Trading Period or the Net Share Settlement Period, neither Party B nor any of its affiliates or agents shall make any “distribution” (as defined in Regulation M) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M) or take any action that would, in the view of Party A, preclude purchases by Party A of the Shares or cause Party A to violate any law, rule or regulation with respect to such purchases.

No Collateral:	Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of Party B hereunder are not secured by any collateral.

Set-Off and Netting:	Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Rule 10b-18:

During the Net Share Settlement Period, Party A agrees to use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), as if such rule was applicable to such purchases.

Party B shall, at least one day prior to the first day of the Net Share Settlement Period, notify Party A in writing of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in clause (b)(4) of Rule 10b-18 by Party B or any of its affiliates during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each as defined in Rule 10b-18).

Rule 10b5-1:	It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (A) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases in connection with this Transaction, (B) during the Trading Period and the Net Share Settlement Period, if any, neither Party B nor its officers or employees shall, directly or indirectly, communicate any information regarding

Party B or the Shares to any employee of Party A or its affiliates who is directly involved with the hedging of and trading with respect to this Transaction, (C) Party B is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Party B will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares other than the Related Confirmation. Party B also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification, waiver or termination shall be made at any time at which Party B or any officer or director of Party B is aware of any material non-public information regarding Party B or the Shares.

Certain Payments and Deliveries:	Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party B would be required to make a payment pursuant to Section 6 of the Agreement, (ii) an Extraordinary Event occurs and Party B would be required to make a payment pursuant to Article 12 of the Equity Definitions or (iii) Party B is required to make a payment pursuant to any other provision hereof, of the Agreement or of the Definitions, then Party B shall have the right, in its sole and absolute discretion, to elect that, in lieu of such payment, Party B shall have the right to deliver to Party A, at the time such payment would have been due and in the manner provided under “Physical Settlement” in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) per Share (or per unit of such common equity security) of the Shares (or units) so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner.

Payments on Early Termination:	Party A and Party B agree that for this Transaction, for the purposes of determining payment pursuant to an Early Termination under the Agreement, Close-out Amount (as such term and all capitalized terms used in the definition of such term not otherwise defined herein are defined in the form of the 2002 ISDA Master Agreement) shall apply.

Agreement Regarding Calculations:	Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustments pursuant to Article 11 of the Equity Definitions, or any amount payable pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account (a) changes in the cost of funding since the Trade Date or (b) losses or costs incurred in connection with terminating, liquidating or re-establishing any hedge related to the Transaction.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under this Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate; provided, however that Party A will not assign its rights and obligations if such assignment would result in Party B being required to pay any Indemnifiable Tax greater than Party B would be required to pay in the absence of such an assignment or would result in Party B receiving a payment from which an amount has been withheld or deducted in excess of the amount which would have been withheld or deducted in the absence of such an assignment.

Governing Law:	The laws of the State of New York, without reference to choice of law doctrine.

Termination Currency:	USD

Waiver of Trial By Jury:	Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with this Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into this Transaction hereunder.

Calculation Agent:	Lehman Brothers Inc.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES

SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.		Infinity Property & Casualty Corporation

By:	/s/ Scott Willoughby	By:	/s/ Samuel J. Simon
Name:	Scott Willoughby	Name:	Samuel J. Simon
Title:	Managing Director	Title:	Executive Vice President, General Counsel and Secretary

Execution time will be furnished upon Party B’s written request.